Exhibit 99.10


                         Designer Holdings Limited
                               90 Park Avenue
                             New York, NY 10016


                                              December 1, 2000


Corporate Trust Agency Department            Mr. Stanley P. Silverstein,
The Bank of New York, as Indenture             as Regular Trustee
Trustee and as Property Trustee              Mr. William S. Finkelstein,
101 Barclay Street                             as Regular Trustee
New York, New York  10286                    c/o Designer Holdings Ltd.
                                             90 Park Avenue
                                             New York, New York  10016

                   Re: Interest Period Extension Election

Ladies and Gentlemen:

         As you are aware, on September 29, 2000, The Warnaco Group, Inc. announced agreements that restructured all of its and its subsidiaries' bank debt in the amount of $2.56 billion through August 12, 2002 with no material debt maturities prior to August 2002. These agreements closed and funded on October 6, 2000.

         As was announced on September 29, 2000, as part of the agreements reached with the lender groups approving the financing transactions, Warnaco agreed to suspend future cash dividends on Warnaco's common stock through at least the maturity date of the restructured loan facilities. The agreements from Designer Holdings Ltd. involving its 6% Convertible Subordinated Debentures due 2016 permit the Company to extend its currently running interest payment period under the Debentures at any time when The Warnaco Group, Inc. is not declaring and paying common stock dividends for up to twenty consecutive financial quarters.

         The Company has determined, in connection with the $2.56 billion financing recapitalization and the implementation of its global operating initiatives program that the Company believes should result in substantial improvement in operating earnings in 2001, that it would be appropriate at this time to implement the contractual extension provisions of its agreements with you to extend its currently running interest payment period under the agreements.

         Accordingly, we refer to the Indenture dated as of November 6, 1996 (the "Indenture"), between Designer Holdings Ltd., as Issuer (the "Issuer"), and IBJ Schroder Bank and Trust Company, as Trustee, and the Issuer's 6% Convertible Subordinated Debentures due 2016 (the "Debentures") issued thereunder to Designer Finance Trust. The Issuer hereby notifies you of its election pursuant to the provisions of the Debentures and of Section 312 of the Indenture to extend the currently running interest payment period, which otherwise would end on December 31, 2000, by an additional quarter to March 31, 2001. Although the extension provided for in this notice is for one quarter, it is the Issuer's present expectation that it will continue to extend the interest period on a quarterly basis at least through the earliest maturity date of current financing facilities, which is August 12, 2002.

         As Warnaco commented in its September 2000 release, Warnaco believes that the new financing agreements, together with the operational initiatives that it has been implementing and expanding over the last several months, provide a foundation for Warnaco's future performance. Warnaco continues to expect that its earlier global operating initiatives program and the additional operating initiatives that are presently being implemented should result in substantial improvement in operating earnings in 2001. Warnaco remains fully engaged and committed to achieving enhanced financial performance, maximizing the business enterprise value of the company and reinstating the common stock dividend and the cash interest payment provisions of our agreements with you when appropriate in the future.

                                       Very truly yours,

                                       DESIGNER HOLDINGS LTD.


                                       By:  /s/ William S. Finkelstein
                                            ----------------------------------
                                            Name:  William S. Finkelstein
                                            Title: Senior Vice President and
                                                   Treasurer